SCHEDULE 14C INFORMATION
             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:

X   Preliminary Information Statement
    Confidential, for Use of the Commission Only
        (as permitted by Rule 14-c5(d)(2))
    Definitive Information Statement

                           VIRILITEC INDUSTRIES, INC.
                  (Name of Registrant As Specified In Charter)

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    X  No fee required.
       Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:


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                           VIRILITEC INDUSTRIES, INC.
                         236 Broadway Avenue, Suite 201
                            Brooklyn, New York 11211

                              INFORMATION STATEMENT



     This Information Statement is furnished by the Board of Directors of Virilitec Industries, Inc., a Delaware corporation, (the "Company"), to inform the stockholders of the Company of the approval of a certain corporate action. This Information Statement will be mailed on or about October 7, 2003 to holders of record of Common Stock, par value $0.0001 ("Common Stock") of the Company as of the record date. The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on September 24, 2003. On that date, the Company had outstanding and entitled to vote 9,669,130 shares of Common Stock. Specifically, this Information Statement relates to the following corporate action:

     1. Stockholders' approval of an amendment to the Company's Certificate of Incorporation effectuating a change of the Company's authorized capital from 20 million shares of common stock to 500 million shares.

     On September 24, 2003, holders of 7,100,000 shares of Common Stock (or approximately 73% of the total entitled to vote on the matters set forth herein) consented in writing without a meeting to the matters set forth herein. As a result, the corporate action was approved by the majority required by law and no further votes will be needed.


                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY

                     AMENDMENT TO ARTICLES OF INCORPORATION

     The Board of Directors of the Company and the holders of a majority of the shares entitled to vote thereon have adopted by written consent in lieu of a meeting a proposal approving a change of the Company's authorized capital from 20 million shares of common stock to 500 million shares of common stock. The reason for the change is that the Company has essentially become inactive as sales of its products have almost ceased. As a result, as disclosed in previous filings, the Company is searching for alternative products it can market. However, inasmuch as the Company has very little cash available to it to acquire other products or corporations with products, the Company will have to issue stock to make any such acquisition. Alternatively, the Company is aware that there is an active market for operating companies to acquire inactive public companies and that if it is unsuccessful in acquiring new products it may be in the best interest of the stockholders to merge with an operating company. In any event, management believes that the Company' current capital structure does not provide sufficient available shares to proceed down either path. Accordingly, the Company has determined to amend its Certificate of Incorporation to dramatically increase its authorized capital to provide it with the flexibility to take advantage of any opportunity which presents itself. Management believes that at the current time this is a necessary action to allow it the possibility of increasing stockholder value and is in the best interests of the stockholders in the long run even though increasing the authorized capital means that the current stockholders face the very likelihood of severe dilution in the event either type of transaction occurs. The Company can give no guarantee that even with this action that any beneficial transaction will eventuate.

     Such change requires an amendment to the Articles of Incorporation of the Company. A majority of the stockholders of the Company have approved the change of authorized capital by written resolution. As of the date hereof, there are issued and outstanding 9,669,130 shares of Common Stock. The Amendment will become effective upon the filing of a certificate of amendment to the Company's certificate of incorporation with the Delaware Secretary of State. It is anticipated that the filing will take place on or about October 28, 2003.

Approval Not Required

     The affirmative vote of the majority of the outstanding stock entitled to vote thereon has been recorded. The necessary majority was obtained during September 24, 2003 and no further vote will therefore be required.





Dated: September 24, 2003
Brooklyn, New York